Exhibit 10.1
SHARE PURCHASE AGREEMENT
AMONG
GLOBAL EMPLOYMENT SOLUTIONS, INC.
GLOBAL EMPLOYMENT HOLDINGS, INC.
AND
SHAREHOLDERS OF GLOBAL EMPLOYMENT SOLUTIONS, INC.

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TABLE OF CONTENTS
(continued)
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SHARE PURCHASE AGREEMENT
     SHARE PURCHASE AGREEMENT dated as of March 31, 2006 among GLOBAL EMPLOYMENT SOLUTIONS, INC., a Colorado corporation (“Global”), GLOBAL EMPLOYMENT HOLDINGS, INC., a Delaware corporation (“Holdings”), and the shareholders of Global signatory hereto (the “Holders”).
     WHEREAS, Holdings wishes to acquire the outstanding preferred stock of Global owned by the Holders on the terms set forth herein; and
     WHEREAS, Global desires to assist Holdings in so acquiring all of the preferred stock of Global owned by the Holders; and
     WHEREAS, the Holders agree to sell their shares on the terms set forth herein; and
     WHEREAS, the parties hereto intend that the transactions set forth herein be treated as an exchange under §351 of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:
ARTICLE I
REPRESENTATIONS AND WARRANTIES OF HOLDINGS
     Holdings hereby represents and warrants to Global and the Holders that:
     1.1 Organization. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.
     1.2 Capital. The authorized capital stock of Holdings consists of (i) 75,000,000 authorized shares of $0.0001 par value common stock (“Holdings Common Stock”), of which 180,927.835 shares are issued and outstanding, (ii) 1,000,000 shares of Class A Common Stock, none of which are issued and outstanding, (iii) 2,300,000 shares of Class B Common Stock, none of which are issued and outstanding, and (iv) 10,000,000 shares of preferred stock, none of which are issued and outstanding. All of the outstanding securities of Holdings have been duly and validly issued, and are fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Holdings to issue or to transfer from treasury any additional shares of its capital stock of any class.
     1.3 Subsidiaries. Holdings does not own any interest in any other enterprise.
     1.4 Financial Statements. The financial statements contained in Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Holdings Financial

Statements”) have been prepared in accordance with generally accepted accounting principles and practices in the United States consistently followed by Holdings throughout the periods indicated, and fairly present the financial position of Holdings as of the dates of the balance sheets included in the Holdings Financial Statements and the results of operations for the periods indicated.
     1.5 Absence of Changes. Since December 31, 2005 there has not been any change in the financial condition or operations of Holdings, other than changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.
     1.6 Absence of Undisclosed Liabilities. As of the date hereof, Holdings does not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Holdings Financial Statements.
     1.7 Tax Returns. Holdings has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. There are no present disputes as to taxes of any nature payable by Holdings.
     1.8 Proprietary Rights. Holdings does not have any patents, trademarks, service marks, trade names or copyrights.
     1.9 Compliance with Laws. Holdings has complied in all material respects with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws. Holdings has filed on a timely basis all filings that would be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, if Holdings had been required to make such filings under the Exchange Act.
     1.10 Litigation. Holdings is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Holdings, threatened against or affecting Holdings or its business, assets or financial condition. Holdings is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Holdings is not engaged in any material litigation to recover monies due to it.
     1.11 Authority. The board of directors of Holdings has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Holdings has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Holdings and is enforceable in accordance with its terms and conditions. No action by Holdings shareholders is necessary to authorize this Agreement or the transactions contemplated herein.
     1.12 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Holdings and the performance by Holdings of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (i) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which Holdings is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Holdings, or (iii) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Holdings.
     1.13 Assets. Holdings has no material assets.
     1.14 Material Contracts. Holdings has no material contracts, as defined in Item 601 of Regulation S-B under the Exchange Act (“Material Contracts”).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF GLOBAL
     Global represents and warrants to Holdings that:
     2.1 Organization. Global is a corporation duly organized, validly existing and in good standing under the laws of Colorado, has all necessary corporate powers to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.
     2.2 Capital. The authorized capital stock of Global consists of (i) 10,000,000 shares of common stock, $.01 par value (“Common Stock”), 2,693,370 of which are issued and outstanding, (ii) 50,000,000 shares of preferred stock, $.01 par value, of which (a) 7,000,000 have been designated as Series C Preferred Stock, 6,825,780 of which are outstanding, and (b) 30,000,000 of which have been designated as Series D Preferred Stock, 21,841,930.34 of which are outstanding. The outstanding Common Stock, Series C Preferred Stock and Series D Preferred Stock are referred to collectively as the “Global Shares.” All of the outstanding Global Shares have been duly and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 2.2, there are no other outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Global to issue or to transfer from treasury any additional shares of its capital stock of any class.
     2.3 Subsidiaries. All of Global’s subsidiaries are set forth on Schedule 2.3.
     2.4 Financial Statements. Schedule 2.4 hereto consists of the audited financial statements of Global for the year ended January 1, 2006 (the “Global Financial Statements”). The Global Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Global throughout the period indicated, and fairly present the financial position of Global as of January 1, 2006 and the results of operations for the year ended January 1, 2006.

     2.5 Absence of Changes. Except as contemplated by this Agreement, since January 1, 2006, there has not been any material change in the financial condition or operations of Global, except for changes in the ordinary course of business.
     2.6 Absence of Undisclosed Liabilities. As of January 1, 2006, Global did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Global Financial Statements.
     2.7 Tax Returns. Within the times and in the manner prescribed by law, Global has filed all federal, state and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable.
     2.8 Proprietary Rights. Global owns and holds all necessary trademarks, service marks, trade names, copyrights, patents and proprietary information and other rights necessary or material to its business as now conducted or proposed to be conducted.
     2.9 Compliance with Laws. Global has complied in all material respects with, and is not in violation of, applicable federal, state or local statutes, laws or regulations including federal and state securities laws.
     2.10 Litigation. Global is not a defendant in any material suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Global, threatened against or affecting Global or its business, assets or financial condition. Global is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Global is not engaged in any material litigation to recover monies due to it.
     2.11 Authority. The board of directors of Global has authorized the execution of this Agreement and the transactions contemplated herein, and Global has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of Global, and is enforceable in accordance with its terms and conditions.
     2.12 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Global and the performance by Global of its obligations hereunder will not cause, constitute or conflict with or result in (i) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw or other agreement or instrument to which Global is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Global, or (iii) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Global.
     2.13 Assets. Except as set forth on Schedule 2.13, Global has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances.

     2.14 Material Contracts. Schedule 2.14 sets forth all of Global’s Material Contracts.
ARTICLE III
CONDITIONS PRECEDENT TO GLOBAL’S AND THE HOLDERS’ PERFORMANCE
     3.1 Conditions. Global’s and the Holders’ obligations hereunder shall be subject to the satisfaction at or before the closing of the transaction contemplated hereby (the “Closing”) of all the conditions set forth in this Article III. Global may waive (for itself and on behalf of the Holders) any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Global or the Holders of any other condition or any of Global’s and the Holders’ other rights or remedies, at law or in equity, if Holdings shall be in default of any of its representations, warranties or covenants under this Agreement.
(a)	Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Holdings in this Agreement or in any written statement that shall be delivered to Global by Holdings under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

(b)	Performance. Holdings shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)	Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Global or Holdings on or before the Closing Date.

(d)	Officer’s Certificate. Holdings shall have delivered to Global a certificate signed by the President of Holdings certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article I are true and correct as of the Closing Date.
ARTICLE IV
CONDITIONS PRECEDENT TO HOLDINGS’ PERFORMANCE
     4.1 Conditions. Holdings’ obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article IV. Holdings may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Holdings of any other condition or any of Holdings’ other rights or remedies, at law or in equity, if Global or the Holders shall be in default of any of its representations, warranties or covenants under this Agreement.

(a)	Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Global in this Agreement or in any written statement that shall be delivered to Holdings by Global under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

(b)	Performance. Global shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)	Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Global or Holdings on or before the Closing Date.

(d)	Officer’s Certificate. Global shall have delivered to Holdings a certificate dated the Closing Date and signed by the Chief Executive Officer of Global certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

(e)	Holders holding at least 90% of the Global Shares shall have entered into this Agreement.

(f)	Board of Directors. The board of directors of Holdings shall consist solely of Howard Brill, Charles Gwirtsman, Luci Staller Altman, Steven List and Jay Wells, and all members of Holdings’ board directors prior to the Closing shall have resigned as directors.

(g)	Declaration of Special Dividend. Holdings board of directors shall have declared a dividend of $25.58528 per share of Class A Common Stock and $3.21374 per share of Class B Common Stock, payable to each of the Holders immediately following the Closing (the “Special Dividend”).

(h)	Private Placements. On the Closing Date, Holdings shall have completed a private placement of (i) its preferred shares raising gross proceeds of at least $12,750,000 and on terms acceptable to Global, (ii) its common shares raising gross proceeds of at least $4,250,000 and (ii) its convertible notes raising gross proceeds of $30,000,000 and on terms acceptable to Global (together, the “Private Placements”).

(i)	Wells Fargo Agent. On the Closing Date, Global’s senior credit facility with Wells Fargo Business Credit shall have been amended to permit borrowings of up to $20,000,000.

ARTICLE V
CLOSING
     5.1 Closing. The Closing shall be held at the offices of Brownstein Hyatt & Farber, P.C., as soon as practicable following satisfaction or waiver of all the conditions set forth in Articles IV and V, unless extended by agreement of Holdings and Global. At the Closing:
(a)	Exchange of Global Shares for Holdings Shares. Holdings shall exchange 0.12737 shares of its Class A Common Stock for each share of Global Series C Preferred Stock and 0.09479 shares of its Class B Common Stock for each share of Global Series D Preferred Stock held by each Holder.

(b)	Global Dividend. The Special Dividend shall be paid to the Holders.

(c)	Restricted Stock Plan Participants. Each Holder that is a participant in Global’s Restricted Stock Plan shall exchange his or her shares of Common Stock for the amount of cash and Holdings Common Stock set forth opposite his or her name on Schedule A hereto. Each such Holder acknowledges that the receipt of such cash and Holdings Common Stock will satisfy all of Global’s obligations to such Holder under Global’s Certificate of Incorporation, Global’s Series C Preferred Stock, Global’s Series D Preferred Stock, the Restricted Stock Plan and the Master Investment Agreement dated as of November 15, 2001, by and among Global, Global Investment I, LLC and the other parties identified therein.

(d)	Retirement of Subordinated Debt. Holdings shall retire all of Global’s subordinated debt listed on Schedule 5.1 by issuing the number of shares of Holdings Common Stock and paying the dollar amount set forth opposite each item of subordinated debt, and each holder of subordinated debt shall acknowledge in writing that such item of subordinated debt is completely retired and satisfied in full.

(e)	Cancellation of Warrants and Options. Each Holder who holds warrants or options to acquire Global Shares hereby acknowledges that in consideration of the Holdings Common Stock and the Special Dividend received by such Holder, such warrants or options are hereby forfeited to Global and cancelled, without any further action required.
ARTICLE VI
COVENANTS SUBSEQUENT TO THE CLOSING DATE
     6.1 Listing. As soon as practicable following the Closing Date, Holdings shall use reasonable commercial efforts to list the Holdings Common Stock on the National Association of Securities Dealers, Inc.’s OTC Bulletin Board.

     6.2 Registration of Shares. Holdings shall file a registration statement with the Securities and Exchange Commission on Form S-1 or other appropriate form to register the resale of the Holdings Common Stock issued to the holders at the Closing, provided that Holdings shall not permit such registration statement to become effective sooner than two years from the Closing Date.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, whether before or after approval by the stockholders of Holdings:
     (a) by mutual written consent of Holdings and Global;
     (b)  by either Holdings or Global, if the Closing shall not have been consummated on or before April 30, 2006 (unless, in the case of any such termination pursuant to this Section 7.1(b), the failure of such event to occur shall have been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of such party’s obligations under this Agreement);
     (c)  by either Holdings or Global, if any permanent injunction, order, decree or ruling by any governmental entity of competent jurisdiction preventing the consummation of the Closing shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction or overturn such action;
     (d)  by Holdings, if there has been a material breach by Global of any of its representation or warranties, or covenants or agreements set forth in this Agreement, which breach is not curable or, if curable, is not cured within 45 days after written notice of such breach is given by Holdings to Global;
     (e)  by Global, if there has been a material breach by Holdings of any of its representations or warranties, covenants or agreements set forth in this Agreement, which breach is not curable or, if curable, is not cured within 45 days after written notice of such breach is given by the Company to Parent; and
     (f)  by Global or Holdings, if its respective board of directors shall determine, in good faith and after consultation with outside counsel, that failure to terminate this Agreement may be inconsistent such board’s fiduciary duties.
     7.2  Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, the transactions contemplated hereby shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of Section 8.11 shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any material breach of this Agreement.
ARTICLE VIII
MISCELLANEOUS
     8.1 Captions and Headings. The Article and Section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.
     8.2 No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.
     8.3 Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.
     8.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.
     8.5 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.
     8.6 Choice of Law. This Agreement and its application shall be governed by the laws of the state of Colorado.
     8.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     8.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the next business day when delivered to a recognized overnight courier service:
To Global or the Holders:
Global Employment Solutions, Inc.
9090 Ridgeline Boulevard, Suite 205
Littleton, Colorado 80129
Attn: Howard Brill, Chief Executive Officer

Fax: (303) 216-9594
With copies to:
KRG Capital Partners, LLC
The Park Central Building
1515 Arapahoe Street
Tower One, Suite 1500
Denver, CO 80202
Attn: Charles Gwirtsman
Fax: (303) 390-5015
Brownstein Hyatt & Farber, P.C.
410 17th Street, 22nd Floor
Denver, CO 80202
Attn: Jeff Knetsch
Fax: (303) 224-0960
To Holdings:
With a copy to:
Morse Zelnick Rose & Lander, LLP
405 Park Avenue
New York, NY 10022
Attn: Kenneth Rose
Fax: (212) 838-9190
     8.9 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.
     8.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.
     8.11 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.
     8.12 Finders. The parties hereto represent that no finder has brought about this Agreement, and no finder’s fee has been paid or is payable by either party except for payments to be paid by Global to Ewing Bemiss & Co. and Rodman & Renshaw, LLC.
     8.13 Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

     8.14 No Survival of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement shall not survive the Closing.

          In witness whereof, the parties have executed this Agreement on the date indicated above.

GLOBAL EMPLOYMENT SOLUTIONS, INC.

By
Howard Brill Chief Executive Officer

GLOBAL EMPLOYMENT HOLDINGS, INC.

By

Arnold Kling
President

SHAREHOLDERS:

Please Print Exact Name of Holder:

Please Print Exact Name of Authorized Signatory, if any:

Signature:

Second Signature if held jointly: